Consent of Independent Registered Public Accounting Firm

We consent to the use of our name by reference, as related to our report dated April 8, 2008 on the financial statements of Mogul Energy International, Inc. (filed with the Form 10-K on or about April 15, 2008 for Mogul Energy International, Inc.), as found in the Form S-8 to register 100,000 shares of common stock of Mogul Energy International, Inc., filed by Mogul Energy International, Inc. on or about April 17, 2008.

JORGENSEN & CO.
April 16, 2008